Exhibit 99.6

Ozop Energy Solutions, Inc Announces Formation of Automated Room Controls, Inc.

Warwick, NY, July 18, 2024 (GLOBE NEWSWIRE) — Ozop Energy Solutions, Inc. (OZSC or the “Company”) is pleased to announce the formation of Automated Room Controls, Inc. (ARC), a subsidiary of Ozop Energy Solutions. This new entity will house the ARC™ lighting control system and its related technologies. As part of this formation, the new ARC website, www.ARControl.com is now live.

The ARC™ leverages networked technologies, featuring a comprehensive web interface for remote control and monitoring. This web-based solution enables swift device discovery on ARCnet, a visual layout of connected devices, and efficient device programming. Essentially, the OZOP ARC™ is a revolutionary solution that transforms the way lighting systems are conceptualized, implemented, and managed.

Brian Conway, CEO of Ozop Energy Solutions, Inc., stated, “The formation of ARC marks a pivotal moment in our journey to revolutionize lighting control solutions. ARC’s innovative approach will set new standards in the industry, providing unparalleled flexibility and control for our customers. Based on initial interests, we’re ordering 1,000 of each unit to be ready at launch.”

About Automated Room Controls, Inc.

Automated Room Controls, Inc. (ARC) is dedicated to providing innovative and versatile lighting control solutions. ARC’s flagship product, the URC, serves as the central hub for advanced lighting control, integrating with auxiliary devices through Ethernet or I2C, and offering robust wireless connectivity options. ARC’s product line includes:

●	Universal Room Controller (URC): The URC is the distributed “brain” of our control system. Able to be used standalone or in a larger universe, it features four relays and four 0-10V dimming zones, facilitating advanced scheduling, dynamic scene creation, and precise occupancy/vacancy sensing.

●	Dum-e: Dum-e serves as the pivotal analog-to-digital converter within ARC’s system, enabling integration of traditional analog sensors and switches. Managing up to 8 zones, it empowers control over shades, doors, screens, and more, facilitating complex scene orchestration when combined with the URC.

●	Dim-R: Dim-R delivers control for up to eight 0-10V dimming zones in a panel-based universe. Equipped with Phoenix block connectors for effortless wiring and replacement, it exceeds industry specifications to guarantee consistent performance and energy efficiency, even in variable environmental conditions.

●	16R: The 16R offers precise control over up to 16 high-intensity discharge (HID) relays for a panel-based universe. Perfect for structured lighting and receptacle automation, it operates through advanced scheduling, sensor inputs, scene configurations, and BACnet commands, delivering unmatched versatility.

For more information, visit www.ARControl.com

About Ozop Energy Solutions.

Ozop Energy Solutions (Ozop Energy Solutions (http://ozopenergy.com/) is the flagship company that oversees a wide variety of products in various stages of development in the renewable energy sector. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Automated Room Controls, Inc.

Also known as ARC, Inc. its mission is to deliver cutting-edge technology that simplifies complex control needs, ensuring seamless integration and exceptional performance. We aim to lead the industry by continuously innovating and providing solutions that meet the evolving demands of our customers. Our vision is to make control systems smarter, more efficient, and more accessible to everyone.

www.ARControl.com

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Ozop Engineering and Design

Ozop Engineering and Design engineers’ energy efficient, easy to install and use, digital lighting controls solutions for commercial buildings, campuses, and sports complexes throughout North America. Products include relays panels, controllers, occupancy/vacancy sensors, daylight sensors and wall switch stations. Ozop has a dedicated design team that produces system drawings and a technical support group for product questions and onsite system commissioning. Our mission is to be recognized for our deep understanding of power management systems and ability to provide the right solution for each facility.

www.ozopengineering.com

About Ozop Capital Partners

Ozop Capital Partners, Inc. is a wholly owned subsidiary of the Company, and wholly owns EV Insurance Company, Inc. (“EVIC”). EVIC, DBA Ozop Plus is licensed as a captive insurer that reinsures. www.OzopPlus.com

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Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

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